Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Inducement Awards of PowerFleet, Inc. of our reports, dated March 16, 2022, with respect to the consolidated financial statements of PowerFleet, Inc. and the effectiveness of internal control over financial reporting of PowerFleet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 16, 2022